Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

March 1, 2019

Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our reports entitled “Report as of December 31, 2018 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum Inc.” (our Report) in Part 1 and in the “Notes to Consolidated Financial Statements” portion of the Annual Report on Form 10-K of Oasis Petroleum Inc. for the year ended December 31, 2018 (the Annual Report). We further consent to the incorporation of estimates contained in our reports entitled “Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Oasis Petroleum Inc.” and “Report as of December 31, 2016 on Reserves and Revenue owned by Oasis Petroleum Inc.” In addition, we hereby consent to the incorporation by reference of our Report of Third Party dated January 31, 2019, in the “Exhibits, Financial Statement Schedules” portion of the Annual Report. We further consent to the incorporation by reference of references to DeGolyer and MacNaughton and to our Report in Oasis Petroleum Inc.’s Registration Statements on Form S-3 (File No. 333-219302) and Form S-8 (File No. 333-167664, File No. 333-206025, File No. 333-213118 and File No. 333-227021).

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716